Exhibit 99.1

Fibrocell Science and Intrexon Expand Collaboration

to Include Hypermobility-Type Ehlers-Danlos Syndrome

Growing Pipeline of Protein Replacement Therapies for Rare Connective Tissue Disorders

Exton, PA and Germantown, MD, Jan. 13, 2014 – Fibrocell Science, Inc. (NYSE MKT:FCSC), an autologous cell therapy company primarily focused on developing first-in-class treatments for skin diseases and conditions with high unmet medical needs, and Intrexon Corporation (NYSE: XON), a leader in synthetic biology, announced today an expansion of their Exclusive Channel Collaboration (ECC) to develop a treatment for Ehlers-Danlos syndrome hypermobility type (EDS-HT), a rare genetic disorder resulting in weakened connective tissue.

Fibrocell and Intrexon will endeavor to engineer autologous fibroblast cells genetically corrected to produce tenascin-X (TN-X), a protein that is deficient in the connective tissue of a subset of EDS-HT patients. Patients with EDS-HT often experience significant musculoskeletal complications, including frequent joint dislocations, subluxations and early onset osteoarthritis.

Jouni Uitto, M.D., Ph.D., Chair of the Department of Dermatology and Cutaneous Biology at Thomas Jefferson University in Philadelphia, Pennsylvania, said the collaboration is a step toward addressing the unmet needs of EDS patients around the world.

“There are currently no therapies for hypermobility-type EDS,” said Dr. Uitto. “Healthcare providers are only able to treat the severe symptoms of EDS, such as prescribing braces to improve joint stability and by assisting patients with the pain they experience. The prospect of an actual treatment is wonderful news for these patients.”

Fibrocell Chief Executive Officer David Pernock noted that the companies’ evolving expertise and experience gained through the existing RDEB collaboration will be leveraged to accelerate EDS therapy research and development.

“Intrexon and Fibrocell have unique experience in protein replacement therapy using autologous fibroblasts as a delivery mechanism,” said David Pernock, Fibrocell Science Chief Executive Officer. “Intrexon’s UltraVector® technology has made it possible for Fibrocell to leverage the power of its autologous fibroblasts to address a host of unmet medical needs.”

Using Fibrocell’s autologous fibroblast technology platform and Intrexon’s UltraVector® platform, the companies plan to genetically modify autologous fibroblasts to express TN-X. The goal is to employ the TN-X-expressing cells in the clinic, where they would be injected into EDS-HT patients at the disease sites – most likely lower limbs like knees, hips and feet, as well as the jaw – to correct connective tissue malfunction caused by deficient TN-X expression. Fibrocell’s technology led to the FDA-approved cell based autologous fibroblast product, azficel-T (LAVIV®).

“Fibrocell is unique in that it has identified, fostered and developed a unique method of harvesting and expanding human autologous fibroblasts ex vivo,” said Samuel Broder, M.D., Chairman of Intrexon’s Health Sector and former Director of the National Cancer Institute.

“We see vast potential for additional disease targets as we grow our collaborative relationship with Fibrocell. Through our collaborations our goal is to develop wholly new classes of therapeutics for the treatment of multiple skin disorders with unmet medical needs that potentially affect millions worldwide,” Dr. Broder said.

Under terms of the expanded agreement, Intrexon will receive a technology access fee of $5 million in Fibrocell common stock valued at the closing price on January 9, 2014 of $4.88. Other aspects of the agreement duplicate the terms related to the existing collaboration pertaining to RDEB and the new class of therapeutics the companies are developing for morphea, cutaneous eosinophilias, and psoriasis.

About Fibrocell Science, Inc.

Fibrocell Science, Inc. (NYSE MKT:FCSC) is an autologous cell therapy company primarily focused on developing first-in-class treatments for skin diseases and conditions with high unmet medical needs. Based on its proprietary autologous fibroblast technology, Fibrocell is pursuing breakthrough medical applications of azficel-T for restrictive burn scarring and vocal cord scarring. The company’s collaboration with Intrexon Corporation (NYSE:XON), a leader in synthetic biology, includes using genetically-modified fibroblasts for treating orphan skin diseases for which there are no currently approved products and exploring the localized treatment of the most common autoimmune skin disease, moderate-to-severe psoriasis. Fibrocell’s collaboration with UCLA—focusing on skin-derived stem cells and more efficient ways to convert skin cells to other cell types—holds potential for future discovery and development of autologous cellular therapeutics. For additional information, visit www.fibrocellscience.com.

About Intrexon Corporation

Intrexon Corporation (NYSE: XON) is a leader in synthetic biology focused on collaborating with companies in Health, Food, Energy and the Environment to create biologically-based products that improve the quality of life and the health of the planet. Through the company’s proprietary UltraVector® platform, Intrexon provides its partners with industrial-scale design and development of complex biological systems. The UltraVector® platform delivers unprecedented control over the quality, function, and performance of living cells. We call our synthetic biology approach and integrated technologies Better DNA®, and we invite you to discover more www.DNA.com.

About UltraVector®

UltraVector® is one of Intrexon’s proprietary technology platforms for the design, creation, modification, and regulation of complex gene programs and cellular systems at commercial scale.

Trademarks

Intrexon, UltraVector, and Better DNA are trademarks of Intrexon and/or its affiliates. Other names may be trademarks of their respective owners.

Safe Harbor Statement

Some of the statements made in this press release are forward-looking statements. Forward-looking statements include, without limitation, the ability of Fibrocell and Intrexon to engineer autologous fibroblast cells genetically corrected to produce TN-X and to develop wholly new classes of therapeutics for the treatment of skin disorders with unmet medical needs. These forward-looking statements are based upon our current expectations and projections about future events and generally relate to our plans, objectives and expectations for the development of our business. Although management believes that the plans and objectives reflected in or suggested by these forward-looking statements are reasonable, all forward-looking statements involve risks and uncertainties and actual future results may be materially different from the plans, objectives and expectations expressed in this press release. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results.

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For more information, contact:

Fibrocell Contact:

Greg Weaver

Chief Financial Officer

Tel: +1 (484) 713-6000

gweaver@fibrocellscience.com

Intrexon Corporation Contact:

Marie Rossi, Ph.D.

Manager, Technical Communications

Tel: +1 (301) 556-9944

publicrelations@intrexon.com